                                                                      Exhibit 14

                            FALCONSTOR SOFTWARE, INC.
                                 CODE OF CONDUCT

I.          Introduction

            1.  A  Statement  of  Principles.   The  conduct  of  each  employee
represents a part of the most important asset of FalconStor  Software,  Inc. - a reputation for integrity. FalconStor's reputation is nothing more or less than a reflection of the conduct of its  employees.  It is the  responsibility  of each employee to preserve that reputation.

            This Code of Conduct (the "Code")  states  FalconStor's  fundamental principles.  Adherence  to  the  Code's  principles  is  important  to  maintain
FalconStor's  stature  and to  promote  its  success in a  competitive  business community.  The principles are important to all employees as individuals because the Code addresses  conduct that could lead to criminal  and/or civil  liability for the employees involved in the conduct.

            FalconStor  expects all of its  employees to comply with  applicable laws,  rules and  regulations.  FalconStor  also expects all of its employees to abide by both the  letter and the  spirit of the  Code's  provisions.  It is the
Company's  intent to exceed the  minimum  requirements  of the law and  industry practice.  The Code identifies behavior that is never acceptable and will always be considered to be outside the scope of employment.

            FalconStor views seriously any violation of the Code. The misstep of a single employee can undermine FalconStor's  reputation and success and reflect negatively on all other employees. Thus, code violations may lead to significant sanctions by the Company, including, among others, dismissal.

            2. Scope of the Code. The Code applies to FalconStor Software, Inc., to all  subsidiaries  or affiliates in which  FalconStor  directly or indirectly owns more than 50 percent of the voting control and to all  directors,  officers and employees of each. All references to "FalconStor"  or the "Company"  include
FalconStor Software,  Inc., and its subsidiaries and affiliates.  All references to "employees" include directors,  officers, and employees of FalconStor and its subsidiaries or affiliates.

            3. Compliance  with Code.  Failure to read and/or to acknowledge the
Code does not exempt an employee from his/her  responsibility to comply with the
Code, applicable laws,  regulations,  and all FalconStor policies and guidelines that are related to his/her job.

            The Code is not  intended  to cover  every  issue  or  situation  an employee may face as an employee.  Nor does the Code replace other more detailed policies and guidelines.  Employees  should use the Code as a reference guide in addition  to  FalconStor's  policies  and  guidelines,  including  the  Employee
Handbook, required for each particular job.

            4. Code  Administration.  If you need details on a specific  policy, you may contact the Company's General Counsel,  Director of Human Resources,  or
Chief Financial Officer.

            The responsibility for the Code's enforcement extends throughout the
Company.  All  managers  are  accountable  for the Code's  enforcement  in their departments. Employees should immediately report possible violations of the Code to the Company's  Director of Human Resources.  Reports may also be made through the Company's compliance hotlines:

            All United States Employees:  Call toll free, 1-800- 418-6423 x 571

            All Employees Worldwide:      e-mail to CONFIDE2SV@SECURITYVOICE.COM

These hotlines are operated by a third party and are completely anonymous.

            Complaints   submitted  will  be  referred  to  other  personnel  as
determined to be  appropriate  or as required  under the directives of the Audit
Committee.  A copy of any complaint that relates to accounting issues,  internal accounting controls or auditing matters will be forwarded to the Audit Committee for review.

            5. Non-Retaliation

            The Company is committed to providing a workplace  conducive to open discussion of its business  practices.  It is Company  policy to comply with all applicable  laws that  protect  employees  against  unlawful  discrimination  or
retaliation  by  their  employer  as  a  result  of  their  lawfully   reporting
information  regarding,  or their  participating  in,  investigations  involving alleged corporate fraud or other alleged violations by the Company or its agents of federal or state law. Specifically, Company policy prevents any employee from being subject to disciplinary or retaliatory action by the Company or any of its employees or agents as a result of the  employee:  disclosing  information  to a government or law enforcement agency, where the employee has reasonable cause to believe  that the  information  discloses a violation  or possible  violation of
federal  or  state  law  or  regulation;   or  providing  information,   causing
information  to  be  provided,   filing,   causing  to  be  filed,   testifying,
participating in a proceeding filed or about to be filed, or otherwise assisting in an  investigation  or  proceeding  regarding  any conduct  that the  employee reasonably  believes  involves a violation of: federal  criminal law relating to securities  fraud,  mail fraud, bank fraud, or wire, radio and television fraud, or any rule or  regulation of the  Securities  and Exchange  Commission,  or any
provision  of  federal  law  relating  to fraud  against  shareholders,  or this
Code,where,  with respect to  investigations,  such information or assistance is provided to or the  investigation  is being  conducted  by a federal  regulatory agency,  a member of Congress,  or a person at the Company with  supervisory  or similar authority over the employee.

            However,  please be  advised  that  employees  who file  reports  or provide  evidence  that they know to be false or without a reasonable  belief in the truth and  accuracy of such  information  will not be protected by this Code and may be  subject  to  disciplinary  action,  including  termination  of their employment.  In addition, except to the extent required by law, the Company does not intend this Code to protect employees who violate the confidentiality of any applicable  lawyer-client  privilege  to which the  Company or its agents may be entitled  under statute or common law  principles,  or to protect  employees who violate their  confidentiality  obligations  with regard to the Company's  trade secret information. Employees considering providing information that may violate these  privileges  or reveal  Company  trade  secrets  are advised to consult an attorney before doing so.

            If any Employee  believes he or she has been subjected to any action that  violates  this Policy,  he or she may file a complaint  directly  with our legal  department  or the Audit  Committee of the Company.  To contact our Audit
Committee or to submit a report to them, please use the hotline described in the previous  section.  If it is  determined  that an Employee has  experienced  any improper  employment  action in  violation  of this Code,  the Company will take appropriate corrective action.

            6. Investigation of Suspected Violations

            Suspected  violations will be investigated  under the supervision of the Company's legal department or the Company's  outside  counsel,  as the legal department  deems  appropriate.  Employees  are  expected  to  cooperate  in the investigation of reported  violations.  When practical and appropriate under the circumstances,  and in order to protect  the  privacy of the  persons  involved, those  people  investigating  the  suspected  violation  will  attempt  to  keep confidential  the  identity of someone who reports a suspected  violation or who participates in the investigation.  There may be situations,  however, when this information must be disclosed as part of our investigation.

            Employees  should be aware that the  Company's  legal  department is legally obligated to act in the best interests of the Company as a company. They do not act as lawyers or personal  representatives for any individual employees, including our CEO. Our Board of Directors has ultimate  responsibility for final interpretation  of this Code and for determining  whether any violations of this
Code have occurred.

            7. Violations.

            Violations  of the  Code  will  be  met  with  discipline  up to and including termination of employment.

            Appropriate  disciplinary  action will be taken promptly against any
Employee, determined to have violated any applicable federal, state or local law or regulation, or this Code or any future version of this Code.

            Among other things, employees of the Company may be disciplined for:

            Committing, authorizing, or directing an illegal act.

            Failing  to  exercise  proper  compliance  oversight  or  tolerating illegal conduct, if acting as a supervisor of another employee of the Company.

            Failing  to  report  illegal  business  conduct  of  which he or she directly knows or observes.

            Discouraging  another  employee from reporting a violation of law or of this Code.

            Improperly  disclosing  the  identity  of a  person  who  reports  a violation of this Code.

            Retaliating  or  condoning  retaliation  against  any  Employee  who reports such a violation.

            The  code is not  intended  to and  does not  create  an  employment contract,  and does not create any contractual rights between FalconStor and its employees  or create any express or implied  promise for  specific  treatment in specific situations.

II.         Use, Protection and Management of Corporate Assets

            1.  Financial  Integrity.   FalconStor  follows  generally  accepted
accounting  principles  and  standards,  and applicable  laws,  regulations  and practices for accounting and financial reporting.  To meet its obligations,  the
Company  must rely on  employee  truthfulness  to  ensure  the  accuracy  of its financial statements. Complete and accurate data must be maintained and provided to  appropriate  Company  personnel so that the Company's  financial  statements present  fairly its financial  position and the results of its  operations.  Any employee who is aware of material  misstatements or omissions affecting the fair presentation  or  accuracy of the  Company's  financial  statements  is under an obligation to use reasonable efforts to have them corrected or, failing that, to report this  information  promptly  to an  appropriate  officer of the  Company.
Reports may also be made to the Company's hotlines, identified above.

            All communications  with the Company's outside auditors must be true and complete.  FalconStor employees must cooperate fully with representatives of the Company's auditors by responding promptly,  accurately and completely to all inquiries made by those representatives.

            2. Code of  Ethics.  The  Company  has  adopted a Code of Ethics for
Chief Executive  Officer and Senior  Financial  Officers.  A copy is attached to this Code of Conduct.

            3.  Use of  Corporate  Assets.  The  misuse  of any of  FalconStor's property or the property of others in the care, custody or control of FalconStor is prohibited. The removal from FalconStor facilities of any of its property for a  purpose  other  than  use  in  FalconStor's  business  is  prohibited  unless specifically  authorized  by the  appropriate  department  head.  The  foregoing policies apply to property such as furnishings,  equipment and supplies, as well as to property created,  obtained or copied by FalconStor for its exclusive use, such  as  files,  reference  materials  and  reports,  computer  software,  data processing systems and databases.

            4.  Intellectual  Property.  All employees must comply with the laws and regulations  that govern the rights to and protection of our own and others'
copyrights,  trademarks, patents, trade secrets, and other forms of intellectual property.

            5. Third-Party Software. All employees must use software and content information only in accordance with the associated licenses and/or terms of use.
The Company prohibits the making or using of copies of non-licensed  copyrighted material, including software,  documentation,  graphics,  photographs, clip art, animation, movie/video clips, sound, and music.

            6.  Trade  Secrets  and  Confidential  or  Proprietary  Information.
"Confidential" information is information that the Company considers private and which is not common  knowledge among other persons or  organizations  that might find it useful for  competitive or other reasons.  "Proprietary"  information is information that the Company owns, develops,  pays to develop,  possesses, or to which it has an exclusive right.

            During  the  course  of  business,   Confidential   or   Proprietary
Information or Company trade secrets may become available to the employee. It is very important for all employees to safeguard such  information.  Employees must also follow confidentiality  restrictions from previous employers and not use or share that information at the Company.

            Both during and after the employee's  association  with the Company, it is a violation of this policy to disclose,  use,  release or discuss any such
Confidential, Proprietary or trade secret information, except as required by the
Company.  It is also a violation  of this policy for an employee to  appropriate any Confidential, Proprietary or trade secret information for the employee's own use or to use such information in any way inconsistent with the interests of the
Company.

            This section applies to employee conduct toward other companies,  as well as to employee  activities  within the  Company.  While an employee  should always obtain as much information as possible about the marketplace, an employee must do that only in  accordance  with this  policy.  Employees  must never be a party to a situation in which  proprietary or confidential  information has been obtained  improperly from another company.  If an employee is approached with an offer of confidential  information which may have been obtained improperly,  the employee must immediate  discuss this matter with her/his  supervisor and/or the
Company's legal department.

            The files, manuals,  reports, notes, lists and other records or data of the Company, in any form, including electronic, are the exclusive property of the Company and must be returned at the end of employment with the Company.  Any
Confidential,  Proprietary or trade secret  information to which an employee has access  remains  so after  employment  and may not be  disclosed  or use for any purpose after employment.

            7. Ownership of Work. All  intellectual  property which any employee makes,  conceives,  reduces to practice or develops (in whole or in part, either alone or jointly  with  others)  during the  employee's  employment  is the sole property of the  Company.  The Company  shall be the sole owner of all  patents, copyrights  and  other  intellectual  property  or other  rights  in  connection therewith.

III.        Legal and Regulatory Compliance

            1.  Communications  with  Government.  All  communications  made  by
FalconStor employees to government officials must be truthful.  The Company will not tolerate false  statements  (verbal or written) by any of its employees to a government agency - local, state or federal. This extends to communications made to the Company's legal department in conjunction with the preparation and filing of applications on behalf of the individual  employee with a government  agency.

Deliberate misstatements to government officials or false statements made with a reckless  disregard  for their  accuracy  can expose  both the  Company  and the individual employee involved to civil and criminal penalties.

            Contact with government  agencies should be brought to the attention of the Company's General Counsel. Any governmental  investigation  involving the
Company,  however  informal,  must be brought to the immediate  attention of the
Company's General Counsel. Such investigation can take the form of a subpoena, a letter, a visit, or a telephone conversation.

            2. Bribery,  Gratuities and Improper Payments.  FalconStor  complies with the  anti-corruption  laws of the  countries  in  which  it does  business, including  the United States  Foreign  Corrupt  Practices Act ("FCPA").  In full compliance  with the FCPA,  neither  FalconStor  nor anyone acting on its behalf will make any  direct or  indirect  payment  or  promise  of  payment to foreign government  officials for the purpose of inducing the  individual to use his/her position to obtain or to retain FalconStor business.

            3. Anti-Boycott Requirements. FalconStor complies with United States law  that  prohibits  participation  in  international  boycotts  that  are  not sanctioned by the United States government.

            4. Export Control.  In order to protect U.S. national  security,  to implement U.S.  foreign  policy,  and to preserve scarce  resources,  the United
States  government  restricts  the export of certain  technology  and  products, including  certain  computer  software and technical goods and data. We strictly observe all  restrictions  placed on the export and re-export of a United States product or component of a product, good, service, or technical data.

            5. International  Business Activities.  FalconStor  acknowledges and respects the diverse cultures,  customs and business  practices it encounters in the global  marketplace.  FalconStor will apply with both the applicable  United
States  laws and  regulations  that  govern  its  operations  and the local laws wherever it does  business.  If an employee feels at any time that United States laws and regulations  and local laws applicable to FalconStor's  business are in conflict, s/he should immediately contact the Company's General Counsel.

            6. Political  Activity.  Political activity should be an exercise of individual  choice  and  conviction.  FalconStor  encourages  all  employees  to participate actively in the political process; our public institutions depend on such  participation.  However,  employees  should be  careful  not to  associate
FalconStor  with  their  political  activity.  All  political  activity  must be undertaken  with  the  employee's  own  resources  and on  their  own  time.  No contribution  or support may be provided on behalf of the Company to a political candidate or committee  without the approval of the Company's  General  Counsel.
Neither the Company nor any FalconStor employee may require any employee to make a personal  contribution  to a  political  action  committee  or to a  political candidate or committee,  and no FalconStor  employee will face  retribution from the  Company  or any other  employee  for  declining  a  request  to make such a contribution.

IV.         Conflicts of Interest

            1.  Avoidance of  Conflicts.  Employees  should avoid any  situation which involves or may involve a conflict between their personal interest and the interests of the  Company.  As in all other  facets of their  duties,  employees dealing with customers, suppliers, contractors, competitors, or any person doing or seeking to do business with the Company,  are to act in the best interests of the Company.  Each employee  must make prompt and full  disclosure in writing to their  manager  of any  potential  situation  which may  involve a  conflict  of interest. Such conflicts include, but are not limited to:

Ownership by the employee or by a member of the employee's family of an interest in any  outside  enterprise  which  does or  seeks  to do  business  with,  is a competitor  of,  or is a  vendor,  supplier,  competitor  or  contractor  to the
Company.

            Serving  as  a  director,  officer,  partner,  consultant,  or  in a managerial or technical  capacity with an outside  enterprise  which does or is seeking to do  business  with or is a  competitor  of the
            Company.  Exceptions to this can be approved by the Company's  Board of Directors.

            Being  promised  or  receiving  a fee  from a third  party  doing or seeking  to do  business  with the  Company  for acting as a broker, finder or go-between.

            Borrowing  from or being  financially  indebted to a  competitor  or supplier of goods and services of the  Company,  other than banks or other  financial  institutions  for typical  consumer debt generally available to non-Company employees.

            Any other  arrangement or  circumstance,  including  family or other personal  relationships,  which might  dissuade  the  employee  from acting in the best interests of the Company.

            2. Gifts and Entertainment. FalconStor policy and practice encourage the use of good judgment,  discretion  and  moderation  when giving or accepting gifts or entertainment related to business activities. Gift giving and practices may vary in different  cultures;  however,  any gifts and entertainment given or received must be in compliance with law, must not violate the giver's and/or the receiver's  policies on the matter, and must be consistent with local custom and practice. FalconStor employees may not solicit gifts, entertainment or favors of any value from persons or firms with which FalconStor does, or potentially does, business.  Nor may any  employee  act in a manner that would place any vendor or customer in a position  where s/he may feel  obligated  to make a gift,  provide entertainment, or provide personal favors in order to do business or to continue to do business with FalconStor.  All employees are required to report gifts with a value of greater than one hundred  dollars  ($100.00) to the  Company's  Chief
Financial Officer.

            3. Relationships with Vendors and Suppliers

            Transactions  with vendors and  suppliers  must be carried out on an arms-length  basis. This means conditions should exist for competitive,  willing buyer  and  willing  seller  transactions.  Competitive  bidding  should be used whenever  possible.  Decisions  should be made on the basis of  quality,  price, availability and service. All vendors and suppliers should be dealt with fairly, honestly and openly. This policy extends to all services provided to the Company as well as goods used by the Company. In addition, if the representative for the vendor or supplier is a former employee, family member or close personal friend, you should disclose this information to your manager.

            4. Diversion of Corporate Opportunity

            Employees are prohibited from: (a) taking for themselves  personally
opportunities   related  to  Company  business;   (b)  using  Company  property,
information,  or position for personal  gain; or (c) competing  with the Company for business  opportunities,  provided,  however, if the Company's disinterested directors determine that the Company will not pursue an opportunity that relates to Company's business, an employee may do so.

V.          Work Environment

            1. Equal Opportunity  Employment.  FalconStor promotes a cooperative and productive work  environment by supporting the cultural and ethnic diversity of its workforce and is committed to providing equal  employment  opportunity to all  qualified  employees  and  applicants.  Employment  decisions  will be made without  regard  to any  individual's  race,  color,  religion,  gender,  sexual orientation,  national origin, age, marital status,  physical or mental handicap or disability, or such characteristics of any individual's relatives, friends or associates.

            2.  Harassment.  Harassment,  intentional or  unintentional,  has no place  in the  work  environment.  FalconStor  will  not  tolerate  any  form of harassment of employees based on their real or perceived race, color,  religion, gender,  sexual orientation,  national origin, age, marital status,  physical or mental  handicap  or  disability,  or  based  on  such  characteristics  of  any employee's relatives, friends or associates.

VI.         Communications With the Public and Insider Trading

            1. Communications with the Public.  FalconStor's advertising,  sales and  promotional  material seeks to be truthful,  accurate,  and free from false claims.  FalconStor  provides  its  shareholders  with  timely  and  appropriate information  subject  only to  competitive  and  legal  constraints.  FalconStor provides a link on its website for  shareholders to communicate with the Company and its directors.

            2. Insider  Trading.  All  employees are  prohibited  from buying or selling  public  securities  of  FalconStor  or any other company if they are in possession of material non-public  information about the company.  All employees are subject to the  Company's  Policy of the Trading of Securities of FalconStor
Software,  Inc.  Any  questions  regarding  the purchase or sale of any security should be directed to the Company's General Counsel.

VII.        Antitrust

            FalconStor  expects its employees to conduct the Company's  business in full compliance with applicable  federal,  state and international  antitrust and trade regulation laws.

            All business  decisions  should be made by FalconStor  independently and not as part of any collective decision-making involving competitors. Because antitrust laws are constantly evolving,  no guidelines can adequately anticipate every  situation  to which  these  laws  apply.  The  guidelines  are  intended, therefore,  only to alert employees to potential problem areas. Employees should consult the Company's General Counsel whenever a situation presents itself which might appear to raise potential antitrust questions.

            The  following  activities  present  a  serious  risk  of  antitrust exposure and should be reviewed in advance with FalconStor's General Counsel:

            Agreements  with any competitor on the types of business the Company will  conduct,  the  terms  pursuant  to which the  Company  will do business,  the prices the Company will  charge,  the  customers  the
            Company will serve or the products the Company will offer.

            Agreements  with anyone outside the Company to avoid dealing with or boycotting  any  individual  or  group  of  potential  customers  or suppliers.

            Attendance  at  trade  association  or  group  meetings  without  an approved agenda.

            Refusing to sell one  product or service  unless the  customer  also agrees to buy  another  product or service or refusing to purchase a product  or  service  unless  the  seller  agrees to buy some  other product or service from the Company.

                            FALCONSTOR SOFTWARE, INC.

                   Code of Ethics for Chief Executive Officer
                          and Senior Financial Officers

            The Board of Directors of FalconStor Software, Inc. (the "Company"),
has developed and adopted this Code of Ethics  applicable to its Chief Executive
Officer  ("CEO") and Senior  Financial  Officers  to promote  honest and ethical conduct,  full,  fair,  accurate,  timely  and  understandable  disclosure,  and compliance with applicable laws, rules and regulations

            Senior  Financial  Officers  ("SFOs")  include the  Company's  Chief
Financial  Officer and such other Company officials as the Board designates from time to time.

            The CEO and SFOs must:

     o      Act with honesty,  integrity and  independence,  avoiding  actual or
            apparent   conflicts  of  interest  in  personal  and   professional
            relationships.

     o      Comply with Company policies and procedures.

     o      Provide  full,  fair,  accurate,  complete,  objective,  timely  and understandable  financial  disclosure in internal reports as well as documents  filed with or  submitted to the  Securities  and Exchange
            Commission,   any  other  governmental   agency  or  self-regulatory
            organization, or used in public communications.

     o      Promptly  bring  to  the  attention  of  the  Company's   Audit  and
            Disclosure  Committees any  information  concerning (a)  significant deficiencies  in the design or operation of internal  controls which could  adversely  affect the Company's  ability to record,  process, summarize and report  financial  data, or (b) any fraud,  whether or not  material,  or any  actual or  apparent  conflicts  of  interest involving any  management or other  employees who have a significant role in the Company's financial  reporting,  disclosures or internal controls.

     o      Comply with laws, rules and regulations of federal,  state and local governments,  the  Securities  and  Exchange  Commission,  and other appropriate private and public regulatory agencies.

     o      Act in good faith, responsibly with due care, competence, diligence, and without  knowingly  misrepresenting  material  facts or allowing one's independent judgment to be subordinated.

     o      Protect and respect the  confidentiality of information  acquired in the course of one's work except when authorized or otherwise legally obligated to disclose. Confidential information must not be used for personal advantage.

     o      Promote  and be an  example  of ethical  behavior  as a  responsible partner among peers, in the work environment and the community.

     o      Responsibly use and control assets and other  resources  employed or trusted to their supervision.

     o      Inform the Company's Board of Directors in the event that a material conflict  or a  significant  issues  arises  that  would  impact the ability  of the CEO or the SFO to  perform  his or her  duties or to comply with this Code of Ethics.